Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION FOR 3.35

MILLION SHARES

FOR IMMEDIATE RELEASE

September 23, 2008

COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) (“Hecla”) announced that the underwriters have exercised their overallotment option resulting in the issuance of an additional 3.35 million shares in connection with the company’s recent offering of common stock. The issuance of the additional common shares closed today.

The exercise resulted in approximately $16 million in additional proceeds to the company, raising the total net proceeds from the common stock offering to $163 million. The aggregate number of shares issued in the transaction was 34.35 million.

Merrill Lynch & Co. and Scotia Capital acted as the joint book-running managers of the offering. BMO Capital Markets and RBC Capital Markets acted as co-managers for the offering. Copies of the prospectus supplement and related prospectus may be obtained from: Merrill Lynch & Co., 4 World Financial Center, Attn: Prospectus Department, New York, New York 10080, phone: 212-449-1000, or from Scotia Capital, Equity Capital Markets, One Liberty Plaza, 25th Floor, New York, New York 10006, phone: 212-225-6853.

The shelf registration statement relating to the foregoing has previously been filed with the U.S. Securities and Exchange Commission and became effective upon filing. This press release does not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of common stock will be made only by means of a prospectus and prospectus supplement.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common shares are traded on the New York Stock Exchange under the symbol “HL.”

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact: Vicki Veltkamp, vice president - investor and public relations, 208/769-4128

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

6500 N Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612